Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Jenny Zhou Dennard Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2016
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX – APRIL 5, 2016 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Mitcham” or the “Company”) today announced financial results for its fiscal 2016 fourth quarter and full year ended January 31, 2016.

Mitcham Industries has changed the presentation of its financial results as a result of the recent acquisition of Klein Marine Systems, Inc.. The Company has realigned its operating segments by combining the Klein acquisition with both its Seamap operations and equipment sales from its Seismic Asia Pacific Pty Ltd. (“SAP”) subsidiary to reflect the increasing importance of its manufacturing operations. Results related to the leasing segment will no longer include equipment sales by SAP. All financial information has been recast to reflect this realignment.

Total revenues for the fourth quarter decreased to $11.4 million compared to $15.0 million in the fourth quarter of fiscal 2015. Equipment leasing revenues, excluding equipment sales, decreased to $3.7 million in the fourth quarter compared to $9.6 million in the same period last year. Manufacturing and equipment sales increased to $6.8 million in the fourth quarter compared to $4.8 million in the same period last year. The Klein acquisition, which closed on December 31, 2015, contributed approximately $0.5 million during the quarter. The Company reported a net loss of $26.8 million, or $(2.23) per share, in the fourth quarter compared to a net loss of $9.2 million, or $(0.76) per share, in the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2016 included certain unusual items, including an impairment of goodwill and other intangible assets of $3.6 million and a valuation allowance related to deferred tax assets of $15.5 million, which negatively impacted earnings by approximately $1.60 per share.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation and certain non-cash or unusual items) for the fourth quarter of fiscal 2016 was $0.9 million compared to $0.7 million in the same period last year. For the full year fiscal 2016 Adjusted EBITDA amounted to approximately $13.7 million. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Co-CEO, stated, “Fiscal 2016 was another challenging year as we continue to operate in the midst of a global slowdown in the oil and gas industry. The seismic market in particular has experienced difficult conditions since the second half of fiscal 2015. Our equipment leasing revenues continue to be impacted by reduced demand for leased equipment, excess available equipment in most markets and the resulting pressure on pricing. This reduced activity had an impact on all areas of our land rental business, with the exception of Europe where we experienced a small increase in revenues. The winter seasons in both Canada and Russia have been quite disappointing so far this year, as the Canadian market remained weak and the Russian market deteriorated early in the winter season due to low oil prices and the impact of the strong dollar versus the ruble.

“Despite the continuing weak activity in the seismic markets, there are pockets of opportunities in areas such as Alaska, Europe and Latin America. Due to more favorable fundamentals, our European business represented almost 30% of our leasing revenues during the quarter. Nevertheless, we expect the overall soft seismic market to continue.

“Marine leasing activity remained soft during all of fiscal 2016 due to ongoing consolidation in the industry and the overall decline in seismic exploration activity. As a result, there is an oversupply of available equipment limiting rental opportunities which is creating margin pressure.

“On the manufacturing side, Seamap’s fourth quarter results were sequentially lower as we had anticipated, but we still generated a relatively good performance as we delivered a digital source controller system to a new-build vessel during the quarter. We continue to see opportunities for equipping various new or reconfigured vessels, particularly in the Eastern Hemisphere into fiscal 2017.

“We are very pleased with the acquisition of Klein, as this transaction broadens the manufacturing operations of our company and should facilitate the expansion of our technology base and improved utilization of our engineering resources. We have already undertaken joint engineering projects between Seamap and Klein. In addition, this acquisition should allow us to leverage our geographic footprint and longstanding customer relationships in the energy industry for the benefit of Klein’s product line. Finally, we expect this transaction to reduce Mitcham’s dependence on the cyclical energy industry.

“The hydrographic and oceanographic business in which Klein operates is a space we understand well. SAP has been a distributor of Klein products for a number of years. In fact, over the past two years, we have been Klein’s largest distributor and one of Klein’s largest customers. There are a number of striking synergies between Klein’s technology and manufacturing processes and those of our Seamap business. Seamap is also experiencing increasing demand for its products from participants in the hydrographic and oceanographic industries. We believe this will lead to opportunities for joint product offerings as well as increased efficiencies in both operations, diversification of applications for existing products and new product development opportunities.

“Operationally, we have significantly reduced our cost structure this year and continue to look for additional ways to further reduce our costs. Despite the challenging market conditions, we remain committed to cash generation. We generated positive Adjusted EBITDA and cash flow from operating activities during the quarter. Cash flow from operating activities was over $1.0 million during the fourth quarter and $14.9 million for our entire fiscal year. We reduced our outstanding indebtedness by approximately $5.9 million for the year, despite having borrowed $10.0 for the acquisition of Klein in December. As of year-end, our net debt is approximately $16.7 million.

“Looking at fiscal 2017, we expect the overall seismic market activity to remain very challenging with limited visibility. We currently expect our first quarter equipment leasing revenues to be very similar to the fourth quarter as we continue to anticipate weak activity in Canada and Russia, partially offset by continued activity in Europe and in Alaska. Inquiries and bidding activity remains sporadic. We have recently provided bids for projects scheduled in Latin America for later this year. In addition, we continue to field inquiries for projects in various locations in Europe and the Eastern Hemisphere. Overall, we have considerable experience navigating through these industry cycles, and believe our strong balance sheet provides stability and flexibility in these turbulent times.”

FISCAL 2016 FOURTH QUARTER RESULTS

Total revenues for the fourth quarter of fiscal 2016 decreased 24% to $11.4 million compared to $15.0 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States, accounting for approximately 91% of total revenues in the fourth quarter of fiscal 2016 compared to 87% of total revenues in the fourth quarter of fiscal 2015.

Equipment leasing revenues for the fourth quarter of fiscal 2016, excluding equipment sales, were $3.7 million compared to $9.6 million in the same period last year. The year-over-year decrease in fourth quarter equipment leasing revenues was primarily driven by a major reduction in exploration activity due to depressed oil prices, especially in the United States, Canada, Russia and Latin America.

Lease pool and other equipment sales were $0.9 million in the fourth quarter of fiscal 2016 compared to $0.5 million in the fourth quarter a year ago.

Manufacturing and equipment sales increased 40% to $6.8 million in the fourth quarter of fiscal 2016 compared to $4.8 million in the fourth quarter of fiscal 2015. The fiscal 2016 fourth quarter sales consisted of approximately $4.9 million of Seamap equipment, $1.3 million in sales by SAP and $0.5 million from Klein. Amounts from Klein represent only one month as the business was acquired effective December 31, 2015.

Lease pool depreciation expense in the fourth quarter of fiscal 2016 decreased 15% to $7.0 million from $8.2 million in the same period a year ago, primarily due to lower lease pool equipment purchases during fiscal 2015 and fiscal 2016.

General and administrative expenses declined to approximately $4.7 million in the fourth quarter of fiscal 2016 versus approximately $6.0 million in the fourth quarter of fiscal 2015, despite the effect of the Klein acquisition. The fiscal 2016 period included approximately $250,000 of Klein expenses and approximately $360,000 of transactions costs related to the acquisition. The decline in these expenses reflects cost reduction efforts implemented during fiscal 2016.

FISCAL 2016 RESULTS

Total revenues for fiscal 2016 were $51.8 million compared to $83.1 million in fiscal 2015. Equipment leasing revenues, excluding equipment sales, were $23.7 million in fiscal 2016 compared to $48.3 million a year ago. Lease pool and other equipment sales in fiscal 2016 were $2.9 million versus $4.5 million in fiscal 2015. Manufacturing and equipment sales in fiscal 2016 were $25.2 million compared to $30.3 million in fiscal 2015.

General and administrative expense decreased to $19.0 million in fiscal 2016 from $25.0 million in fiscal 2015, primarily reflecting lower personnel costs. The net loss for fiscal 2016 was $38.7 million, or $(3.22) per share, compared to net a loss of $9.2 million, or $(0.74) per share in fiscal 2015. Adjusted EBITDA in fiscal 2016 was $13.7 million, or 26% of total revenues, compared to $31.7 million, or 38% of total revenues in fiscal 2015.

CONFERENCE CALL

We have scheduled a conference call for Wednesday, April 6, 2016 at 9:00 a.m. Eastern Time to discuss our fiscal 2016 fourth quarter and full year results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 20, 2016 and may be accessed by calling (201) 612-7415 and using pass code 13632984#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc. provides equipment to the geophysical, oceanographic and hydrographic industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in Salem, New Hampshire; Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry. Mitcham’s worldwide Equipment Manufacturing and Sales Segment includes its Seamap business, which designs, manufactures and sells specialized seismic marine equipment and Klein Marine Systems, Inc. which develops and manufactures high performance side scan sonar systems.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,769	$5,175
Restricted cash	-	184
Accounts and contracts receivable, net	19,775	27,332
Inventories, net	12,944	11,451
Prepaid income taxes	2,523	1,018
Deferred tax asset	-	2,427
Prepaid expenses and other current assets	1,685	6,562

Total current assets	40,696	54,149
Seismic equipment lease pool and property and equipment, net	73,516	100,087
Intangible assets, net	10,466	10,831
Goodwill	4,155	5,594
Deferred tax asset	586	8,922
Long-term receivables	4,972	—
Other assets	368	28

Total assets	$134,759	$179,611

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,543	$2,399
Current maturities – long-term debt	3,218	3,218
Deferred revenue	326	710
Accrued expenses and other current liabilities	5,369	3,673

Total current liabilities	12,456	10,000
Long-term debt, net of current maturities	17,266	23,137

Total liabilities	29,722	33,137
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 and 14,012 shares issued at January 31, 2016 and January 31, 2015, respectively	140	140
Additional paid-in capital	120,664	119,787
Treasury stock, at cost (1,928 and 1,928 shares at January 31, 2016 and January 31, 2015, respectively)	(16,854)	(16,851)
Retained earnings	13,188	51,924
Accumulated other comprehensive income	(12,101)	(8,526)

Total shareholders’ equity	105,037	146,474

Total liabilities and shareholders’ equity	$134,759	$179,611

MITCHAM INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve
			Ended January 31,
	2016	2015	2016	2015
Revenues:
Equipment leasing	$3,744	$9,618	$23,710	$48,298
Lease pool and other equipment sales	854	538	2,946	4,538
Equipment manufacturing and sales	6,844	4,807	25,163	30,310
Total revenues	11,442	14,963	51,819	83,146

Cost of sales:
Direct costs — equipment leasing	1,065	2,020	4,658	6,689
Direct costs — lease pool depreciation	7,002	8,204	29,462	34,399
Cost of lease pool and other equipment sales	823	202	1,654	1,891
Cost of equipment manufacturing and sales	3,573	2,770	13,376	16,913

Total cost of sales	12,463	13,196	49,150	59,892

Gross profit	(1,021)	1,767	2,669	23,254
Operating expenses:
General and administrative	4,747	6,007	18,966	24,958
Provision for doubtful accounts	1,001	2,850	2,201	2,850
Contract settlement	—	—	2,142	—
Impairment of intangible assets	3,609	—	3,609	—
Depreciation and amortization	643	625	2,511	2,191

Total operating expenses	10,000	9,482	29,429	29,999

Operating (loss)	(11,021)	(7,715)	(26,760)	(6,745)
Other (expenses) income:
Interest, net	(202)	(326)	(725)	(673)
Other, net	(940)	(2,628)	(274)	(2,768)

Total other (expenses) income	(1,142)	(2,954)	(999)	(3,441)

(Loss) before income taxes	(12,163)	(10,669)	(27,759)	(10,186)
(Provision) benefit for income taxes	(14,675)	1,484	(10,977)	994

Net (loss)	$(26,838)	$(9,185)	$(38,736)	$(9,192)

Net (loss) per common share:
Basic	$(2.23)	$(0.76)	$(3.22)	$(0.74)

Diluted	$(2.23)	$(0.76)	$(3.22)	$(0.74)

Shares used in computing net income per common share:
Basic	12,059	12,018	12,041	12,479
Diluted	12,059	12,018	12,041	12,479

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Twelve Months
	Ended January 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(38,736)	$(9,192)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,111	36,986
Stock-based compensation	1,293	1,298
Impairment of intangible assets	3,609	—
Provision for doubtful accounts, net of charge offs	2,201	2,835
Provision for inventory obsolescence	407	8
Gross profit from sale of lease pool equipment	(1,384)	(2,061)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(125)	—
Deferred tax expense (benefit)	10,518	(3,237)
Foreign exchange losses, net of gains	466	3,258
Changes in working capital items:
Trade accounts and contracts	(238)	605
Inventories	677	(279)
Income taxes receivable and payable	(1,925)	1,701
Accounts payable, accrued expenses, other current liabilities and deferred revenue	1,241	(2,303)
Prepaids and other current assets, net	4,807	(4,414)
Net cash provided by operating activities	14,922	25,205

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(2,173)	(19,449)
Acquisition of businesses	(10,000)	(14,500)
Purchases of property and equipment	(336)	(451)
Sale of used lease pool equipment	2,240	3,158

Net cash used in investing activities	(10,269)	(31,242)

Cash flows from financing activities:
Net proceeds payments on revolving line of credit	(2,600)	(5,000)
Payments on borrowings	(3,217)	(893)
Proceeds from term loan	—	10,000
Net proceed from (purchases of) short-term investments	182	(99)
Proceeds from issuance of common stock upon exercise of options	—	320
Purchase of treasury stock	(3)	(9,762)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	125	—
Net cash used in financing activities	(5,513)	(5,434)
Effect of changes in foreign exchange rates on cash and cash equivalents	(546)	1,484

Net change in cash and cash equivalents	(1,406)	(9,987)
Cash and cash equivalents, beginning of year	5,175	15,162

Cash and cash equivalents, end of year	$3,769	$5,175

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

For the Three Months Ended			For the Twelve Months Ended
January 31,			January 31,
2016		2015	2016	2015
	(in thousands)			(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net loss	$(26,838)	$(9,185)	$(38,736)	$(9,192)
Interest expense, net	202	326	725	673
Depreciation and amortization	7,679	9,120	32,111	36,986
Impairment of intangible assets	3,609	—	3,609	—
Provision (benefit) for income taxes	14,675	(1,484)	10,977	(994)

EBITDA (1)	(673)	(1,223)	8,686	27,473
Non-cash foreign exchange losses	715	1,597	1,057	1,812
Stock-based compensation	569	292	1,293	1,298
Contract settlement	—	—	1,781	—
Cost of lease pool sales	316	81	856	1,097

Adjusted EBITDA (1)	$927	$747	$13,673	$31,680

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$1,023	$8,662	$14,922	$25,205
Stock-based compensation	(569)	(292)	(1,293)	(1,298)
Provision for doubtful accounts	(1,001)	(2,835)	(2,201)	(2,835)
Inventory allowance	(273)	36	(407)	(8)
Changes in trade accounts, contracts and notes receivable	506	(4,313)	238	(605)
Interest paid	156	284	694	860
Taxes paid, net of refunds	115	(568)	1,520	268
Gross profit from sale of lease pool equipment	357	216	1,384	2,061
Changes in inventory	(1,659)	909	(677)	279
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	1,306	4,382	(1,241)	2,303
Changes in prepaid expenses and other current assets	(882)	(3,035)	(4,807)	4,414
Foreign exchange losses, net	(998)	(3,258)	(466)	(3,258)
Other	1,246	(1,411)	1,020	87

EBITDA (1)	$(673)	$(1,223)	$8,696	$27,473

(1) EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our credit agreements contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	January 31,		January 31,
	2016	2015	2016	2015
		($in thousands)		($in thousands)
Revenues:
Equipment leasing	$4,607	$10,156	$26,665	$52,836
Equipment manufacturing and sales	6,761	4,826	25,350	30,872
Inter-segment sales	74	(19)	(196)	(562)

Total revenues	11,442	14,963	51,819	83,146

Cost of sales:
Equipment leasing	8,922	10,459	35,903	43,074
Equipment manufacturing and sales	3,618	2,790	13,566	17,223
Inter-segment costs	(77)	(53)	(319)	(405)

Total cost of sales	12,463	13,196	49,150	59,892

Gross profit	(1,021)	1,767	2,669	23,254
Operating expenses:
General and administrative	4,747	6,007	18,966	24,958
Contract settlement	—	—	2,142	—
Impairment of intangible assets	3,609	—	3,609	—
Provision for doubtful accounts	1,001	2,850	2,201	2,850
Depreciation and amortization	643	625	2,511	2,191

Total operating expenses	10,000	9,482	29,429	29,999

Operating (loss) income	$(11,021)	$(7,715)	$(26,760)	$(6,745)

Equipment Leasing Segment:
Revenue:
Equipment leasing	$3,753	$9,618	$23,719	$48,299
Lease pool equipment sales	673	296	2,239	3,157
Other equipment sales	181	242	707	1,380
	4,607	10,156	26,665	52,836
Cost of sales:
Direct costs-equipment leasing	1,065	2,020	4,658	6,689
Lease pool depreciation	7,034	8,236	29,591	34,493
Cost of lease pool equipment sales	316	81	856	1,097
Cost of Other equipment sales	507	122	798	795
	8,922	10,459	35,903	43,074

Gross profit	$(4,315)	$(303)	$(9,238)	$9,762

Gross profit %	(94)%	(3)%	(35)%	18%

Manufacturing and Equipment Sales Segment:
Revenues:
Seamap	$4,938	3,773	$22,302	$23,805
Klein	527	—	527	—
SAP	1,296	1053	2,521	7,067

	6,761	4,826	25,350	30,872
Cost of sales:
Seamap	2,412	1,792	11,448	11,675
Klein	247	—	247	—
SAP	959	998	1,871	5,548

	3,618	2,790	13,566	17,223

Gross profit	$3,143	$2,036	$11,784	$13,649

Gross profit %	46%	42%	46%	44%

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